EXHIBIT 5.1

REEDER & SIMPSON P.C.
Attorneys-at-Law

RRE Commercial Center		Raymond E. Simpson
P.O. Box 601		53-55 Akti Miaouli, 6th floor
Majuro, MH 96960, Marshall Islands		185 36 Piraeus, Greece
Telephone:	+692 625 3602	Telephone:	+30 210 429 3323
Fax:	+692 625 3603	Fax:	+30 210 941 4790
E-mail:	dreeder@ntamar.net	E-mail:	simpson@otenet.gr
		Mobile phone:	+30 6945 465 173

May 14, 2010

Seanergy Maritime Holdings Corp.
1-3 Patriarchou Grigoriou
16674 Glyfada
Athens, Greece

Re:	Seanergy Maritime Holdings Corp.

Ladies and Gentlemen:

We have acted as counsel to Seanergy Maritime Holdings Corp. (the "Company") in connection with the Company's registration statement on Form F-1 (File No. 333–       ) (such registration statement as amended from time to time, the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission"), with respect to (i) 38,984,667 shares of the Company's common stock (the "Public Warrant Shares") issuable upon the exercise of the Company's outstanding public common stock purchase warrants (the "Public Warrants"), (ii) 1,138,917 of the Company's private common stock purchase warrants (the "Private Warrants"), (iii) 1,138,917 shares of the Company's common stock issuable upon the exercise of the Private Warrants (the "Private Warrant Shares"), such Private Warrants and Private Warrant Shares to be offered by the selling security holder identified in the Registration Statement, (iv) 1,000,000 of the Company's units (the "Units") to be offered by the Company in accordance with a unit purchase option (the "Unit Purchase Option"), (v) 1,000,000 shares of the Company's common stock included in the Units (the "Unit Shares"), (vi) 1,000,000 of the Company's common stock purchase warrants included in the Units (the "Unit Warrants") and (vii) 1,000,000 shares of the Company's common stock issuable upon the exercise of the Unit Warrants (the "Unit Warrant Shares" and, together with the Units, Unit Shares and Unit Warrants, the "Unit Securities").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) the warrant agreement under which the Public Warrants were issued and the Unit Warrants are issuable and as described in the Registration Statement (the "Warrant Agreement"), filed with the Commission on EDGAR on July 10, 2007 as Exhibit 4.5 to the registration statement on Form F-1 (File No. 333-144436) of the Company's predecessor (the "Initial Registration Statement"); (iv) the Unit Purchase Option, under which the Unit Securities are offered and issuable and as described in the Registration Statement, and which is filed as Exhibit 4.6 to the Initial Registration Statement; (v) the warrants dated February 3, 2010, February 3, 2010, March 19, 2010 and March 19, 2010 (collectively, the "Warrants") representing the Private Warrants and (vi) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Seanergy Maritime Holdings Corp.
May 14, 2010

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Republic of the Marshall Islands.

2. The Private Warrants have been duly authorized, and are validly issued, fully paid and non-assessable.

3. The Unit Securities have been duly authorized and, when duly issued, delivered, sold and paid for upon exercise of the Unit Purchase Option, as contemplated by the Unit Purchase Option, will be validly issued, fully paid and non-assessable.

4. The Private Warrants constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of credits' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained in such documents, if any, may be limited by applicable law and consideration of public policy.

5. The Unit Warrants, when issued, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of credits' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained in such documents, if any, may be limited by applicable law and consideration of public policy.

6. The Private Warrant Shares have been duly authorized and, when issued, delivered, sold and paid for upon exercise of such Private Warrants, as contemplated by the Warrants, will be validly issued, fully paid and non-assessable.

7. The Public Warrant Shares and Unit Warrant Shares have been duly authorized and, when issued, delivered, sold and paid for upon exercise of such Public Warrants and Unit Warrants, respectively, as contemplated by the Warrant Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Reeder & Simpson P.C.
Reeder & Simpson P.C.

SK 26979 0001 1099139